Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

SEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GI DYNAMICS, INC.

(Pursuant to Section 228 and Section 242 of the

General Corporation Law of the State of Delaware)

GI Dynamics, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (as amended, the “DGCL”), does hereby certify that:

1.	The name of the Corporation is GI Dynamics, Inc., and the Corporation was originally incorporated pursuant to the DGCL on March 24, 2003. The Seventh Amended and Restated Certificate of Incorporation of the Corporation (as amended, the “Restated Certificate”) was filed with the Delaware Secretary of State on September 3, 2020.

2.	Pursuant to Section 242 of the DGCL, this Certificate of Amendment hereby amends the Restated Certificate by adding the following paragraph as Article Thirteenth:

“Upon the effectiveness of the filing (the “Second Effective Time”) of this Certificate of Amendment with the Delaware Secretary of State, each share or fractional share of Common Stock issued and outstanding immediately prior to the Second Effective Time, shall automatically be subdivided and reclassified into 1,000 validly issued, fully-paid and non-assessable shares of Common Stock (or, with respect to such fractional shares and interests, such lesser number of shares and fractional shares or interests as may be applicable based upon such 1,000-to-1 ratio (the “Forward Stock Split”). Any certificate that immediately prior to such combination represented shares of Common Stock shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by such certificate shall have been combined, such that remaining stockholders of the Corporation shall own after the Forward Stock Split the same number of shares as such stockholders owned immediately prior to the Reverse Stock Split which immediately preceded the Forward Stock Split. The Forward Stock Split shall occur whether or not the certificates representing such shares of Common Stock, if any, are surrendered to the Corporation or its transfer agent.”

3.	The foregoing Certificate of Amendment has been duly adopted and approved by written consent of the Corporation’s Board of Directors and the holders of the requisite number of shares of the Corporation, in accordance with the applicable provisions of Sections 228 and 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation as of this 19th day of July, 2021.

GI DYNAMICS, INC.

By:	/s/ Joseph Virgilio
Name:	Joseph Virgilio
Title:	President and CEO